Exhibit 99.1

AWBC – Q2 2005 Earnings

July 21, 2005

AMERICANWEST BANCORPORATION

CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES 2005 SECOND QUARTER RESULTS

Spokane, Washington – July 21, 2005 – AmericanWest Bancorporation (Nasdaq:AWBC) today announced that net income for the second quarter of 2005 was $3.5 million or $0.34 per diluted share, 179.3% higher than $1.3 million or $0.12 per diluted share for the second quarter of 2004. The year to date income for 2005 was $6.7 million or $0.64 per diluted share, 39.0% higher than $4.8 million or $0.46 per diluted share in 2004.

“Our second quarter earnings were well above the prior years’ results and the upward trend is continuing. We achieved a significant reduction in our nonperforming assets this quarter, from $33 million at March 31, 2005 to $19 million at June 30, 2005, a 44% reduction. Very good progress has been made in all areas of the Bank over the last three quarters as we return to our community banking foundation,” said Robert M. Daugherty, President and Chief Executive Officer.

LOAN GROWTH AND CREDIT QUALITY:

Gross loans increased $57.8 million or 6.2% at June 30, 2005 to $985.6 million compared to $927.9 million at December 31, 2004. This includes an increase of $62.7 million or 12.6% in commercial real estate loans during the year, offset by small fluctuations in other categories. A majority of this increase was due to multi-family loan purchases which occurred late in June of 2005. Commercial real estate loans continue to be a significant percentage of the total portfolio at 56.8% as of June 30, 2005 compared to 53.6% at December 31, 2004.

Total nonperforming loans were $15.5 million or 1.6% of total gross loans at June 30, 2005 compared to $31.4 million or 3.5% of total gross loans at March 31, 2005, a 50.5% reduction for the quarter, and compared to $24.3 million or 2.6% of total gross loans at December 31, 2004. The $15.8 million decrease in nonperforming loans during this past quarter is due primarily to the repayment, with interest, of a $6.2 million nonaccruing loan, the return of $5.4 million in loans to accrual status following remediation of the underlying issues, the repayment of $1.9 million in loans and the transfer into foreclosed real estate and other foreclosed assets of a land secured loan in the amount of $1.3 million together with other smaller loan resolutions. The Company’s total nonperforming assets, including foreclosed real estate and other foreclosed assets, were $18.7 million or 1.7% of total assets at June 30, 2005 compared to $33.3 million or 3.3% of total assets at March 31, 2005 and $28.5 million or 2.7% of total assets at December 31, 2004.

AWBC – Q2 2005 Earnings

July 21, 2005

Allowance for loan losses was $15.4 million for June 30, 2005 compared to $18.5 million at December 31, 2004. At June 30, 2005 the allowance for loan losses as a percentage of total gross loans was 1.56% as compared to the June 30, 2004 allowance of 1.52%. The December 31, 2004 allowance was 1.99%, the decline to the levels at June 30, 2005 is due to the resolution of various nonperforming loans in line with the provisions provided during the six months ended June 30, 2005. Provision for loan losses for the three and six months ended June 30, 2005 was $0.2 million and $1.3 million, respectively. These are compared to $5.7 million and $6.7 million for the three and six months ended June 30, 2004, respectively. The June 30, 2004 provision included a specific provision of $4.0 million related to one borrower relationship. Loan charge offs for the three months ended June 30, 2005 were $1.8 million compared to $4.7 million for the three months ended June 30, 2004. Loan charge offs for the six months ended June 30, 2005 were $4.5 million compared to $5.7 million for the six months ended June 30, 2004.

DEPOSIT AND BORROWING BALANCES:

Deposits were $848.2 million as of June 30, 2005, which is down $46.6 million or 5.2% from $894.8 million at December 31, 2004. The decrease is mainly due to lower interest bearing deposit balances, which were partially offset by higher demand deposit balances. The cost of deposits increased to 1.93% for the six month period ended June 30, 2005 compared to 1.60% for the similar period ended June 30, 2004 due to higher interest rates reflecting increases in rates by the Federal Reserve Board.

Short-term borrowings were $124.2 million as of June 30, 2005, which is an increase of $99.7 million from $24.5 million at December 31, 2004. Long-term borrowings were $3.3 million at June 30, 2005, which is a decrease of $2.4 million from December 31, 2004. Overall, borrowings have increased to replace the decline in deposit balances and to support asset growth.

NET INTEREST MARGIN:

Net interest margin decreased to 5.87% for the six month period through June 30, 2005 compared to 6.34% for the similar period of 2004. This decrease was primarily due to an increase in deposit and borrowing costs related to rising market rates. Loan yields have also declined related to improving credit quality in new loan originations.

Net interest income decreased 9.4% or $1.4 million to $13.8 million for the three months ended June 30, 2005, as compared to $15.2 million for the three months ended June 30, 2004. This decrease was primarily due to the increase in interest expense on deposits and borrowings of $0.7 million and $0.2 million, respectively. In addition, a decrease in loan income of $0.4 million and investment income of $0.2 million contributed to the decrease in net interest income. Net interest income for the six months ended June 30, 2005 was $27.5 million, a decrease of 6.1% or $1.8 million, from $29.3 million at June 30, 2004. This decrease is mainly due to the increase in interest expense on deposits and borrowings of $0.8 million and $0.5 million, respectively.

NONINTEREST INCOME AND EXPENSE:

Noninterest income was $1.6 million for the three months ended June 30, 2005, a decrease from $2.7 million for the three months ended June 30, 2004. Noninterest income was $3.1 million for the six months ended June 30, 2005 compared to $4.2 million for the similar period in 2004. This decrease is mainly due to the gain on divesture of a branch in 2004 which was recorded at $0.6 million and gains on the sale of foreclosed real estate and other foreclosed assets which have decreased approximately $0.3 million from the prior year.

AWBC – Q2 2005 Earnings

July 21, 2005

Noninterest expense decreased modestly by $0.3 million or 3.0% to $9.9 million for the three months ended June 30, 2005 from $10.2 million for the three months ended June 30, 2004. This change is mainly due to foreclosed real estate and other foreclosed assets expense decreasing $0.6 million for the three month period. Write downs of $0.8 million in the three month period ending June 30, 2004, which did not occur in the three month period ending June 30, 2005, explain this difference. The noninterest expense for the six months ended June 30, 2005 decreased $0.8 million or 3.8% to $19.4 million as compared to $20.1 million for the similar period in 2004. This decrease is mainly due to a decrease in foreclosed real estate and other foreclosed assets expense of $1.4 million for the six month period which was caused by $1.5 million of write downs in 2004, offset slightly by other foreclosed real estate and other foreclosed asset activity.

INCOME TAXES:

The effective tax rate for the six months ended June 30, 2005 was 33.2% as compared to 27.8% for the six months ended June 30, 2004. The increase in the tax rate is due to tax credits taken in 2004.

AmericanWest Bancorporation is a community bank holding company with 42 locations in Eastern and Central Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This press release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA). Such forward looking statements include but are not limited to, that an upward trend in earnings will continue and that the Company will continue to make progress in its business areas. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

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AWBC – Q2 2005 Earnings

July 21, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended		Six Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Statement of Income Data
Interest Income
Interest and fees on loans	$17,513	$17,873	$34,496	$34,689
Interest on securities	328	555	671	1,013
Other interest income	21	15	31	47

Total Interest Income	17,862	18,443	35,198	35,749

Interest Expense
Interest on deposits	3,460	2,802	6,487	5,703
Interest on borrowings	612	428	1,180	725

Total Interest Expense	4,072	3,230	7,667	6,428

Net Interest Income	13,790	15,213	27,531	29,321
Provision for loan losses	190	5,710	1,265	6,710

Net Interest Income After Provision for Loan Losses	13,600	9,503	26,266	22,611

Noninterest Income
Fees and service charges	1,213	1,218	2,336	2,351
Other	352	1,436	794	1,842

Total Noninterest Income	1,565	2,654	3,130	4,193

Noninterest Expense
Salaries and employee benefits	5,554	5,829	11,103	11,420
Occupancy expense, net	772	714	1,817	1,469
Equipment expense	715	626	1,519	1,305
State business and occupation tax	226	191	449	399
Foreclosed real estate and other foreclosed assets expense	353	957	419	1,776
Other	2,246	1,859	4,085	3,779

Total Noninterest Expense	9,866	10,176	19,392	20,148

Income Before Provision for Income Tax	5,299	1,981	10,004	6,656

Provision for Income Tax	1,757	713	3,323	1,851

Net Income	$3,542	$1,268	$6,681	$4,805

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AWBC – Q2 2005 Earnings

July 21, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended		Six Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Share Data:
Basic earnings per share	$0.34	$0.12	$0.65	$0.47
Diluted earnings per share	$0.34	$0.12	$0.64	$0.46
Basic weighted average shares outstanding	10,387,957	10,205,436	10,355,891	10,168,811
Diluted weighted average shares outstanding	10,530,674	10,525,173	10,506,664	10,514,957

	Six Months Ended
	6/30/2005	6/30/2004
Financial Ratios, annualized:
Return on average assets	1.30%	0.93%
Return on average equity	12.29%	9.68%
Efficiency ratio	63.25%	60.12%
Noninterest expenses to average assets	3.77%	3.91%
Net interest margin to average earning assets	5.87%	6.34%

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AWBC – Q2 2005 Earnings

July 21, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	6/30/2005	12/31/2004	$ Change	% Change
Consolidated Statement of Condition
Cash and due from banks	$32,479	$26,915	$5,564	20.7%
Overnight interest bearing deposits with other banks	304	2,302	(1,998)	-86.8%

Cash and cash equivalents	32,783	29,217	3,566	12.2%

Securities	29,292	33,886	(4,594)	-13.6%

Loans, net of allowance for loan losses of $15,377 and $18,475, respectively	970,940	909,255	61,685	6.8%

Accrued interest receivable	6,582	6,520	62	1.0%
Premises and equipment, net	23,623	23,955	(332)	-1.4%
Foreclosed real estate and other foreclosed assets	3,222	4,201	(979)	-23.3%
Life insurance and salary continuation assets	19,318	18,912	406	2.1%
Goodwill	12,050	12,050	—	0.0%
Intangible assets	2,516	2,642	(126)	-4.8%
Other assets	7,333	8,356	(1,023)	-12.2%

Total Assets	$1,107,659	$1,048,994	$58,665	5.6%

Liabilities
Noninterest bearing - demand deposits	$179,614	$169,579	$10,035	5.9%
Interest bearing deposits:
NOW and savings accounts	397,852	452,357	(54,505)	-12.0%
Time, $100,000 and over	125,809	123,006	2,803	2.3%
Other time	144,959	149,856	(4,897)	-3.3%

Total Deposits	848,234	894,798	(46,564)	-5.2%

Short-term borrowings	124,239	24,539	99,700	406.3%
Long-term borrowings	3,255	5,668	(2,413)	-42.6%
Capital lease obligations	392	416	(24)	-5.8%
Subordinated debentures	10,310	10,310	—	0.0%
Accrued interest payable	1,113	1,000	113	11.3%
Other liabilities	7,203	7,188	15	0.2%

Total Liabilities	994,746	943,919	50,827	5.4%

Stockholders’ Equity
Common stock	102,140	100,812	1,328	1.3%
Retained earnings	10,738	4,057	6,681	164.7%
Accumulated other comprehensive income, net of tax	35	206	(171)	-83.0%

Total Stockholders’ Equity	112,913	105,075	7,838	7.5%

Total Liabilities and Stockholders’ Equity	$1,107,659	$1,048,994	$58,665	5.6%

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AWBC – Q2 2005 Earnings

July 21, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	6/30/2005	12/31/2004
Loan Portfolio:
Commercial real estate	$559,994	$497,253
Commercial and industrial	195,388	197,912
Agricultural	126,648	122,735
Real estate construction	40,478	45,908
Real estate mortgage	33,824	32,703
Installment	19,227	22,454
Bankcards and other	10,071	8,909

Total loans, gross	$985,630	$927,874

Allowance for loan losses	(15,377)	(18,475)
Deferred loan fees, net of deferred costs	687	(144)

Total loans, net	$970,940	$909,255

	Three Months Ended		Six Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Allowance for loan losses:
Balance, beginning of period	$16,923	$12,505	$18,475	$12,453
Provision for loan losses	190	5,710	1,265	6,710
Loan charge-offs	(1,832)	(4,728)	(4,507)	(5,743)
Loan recoveries	96	524	144	591

Balance, end of period	$15,377	$14,011	$15,377	$14,011

Allowance for loan loss to total loans	1.56%	1.52%	1.56%	1.52%

	6/30/2005	3/31/2005	12/31/2004
Nonperforming assets:
Accruing loans over 90 days past due	$74	$46	$53
Nonaccrual loans	15,441	31,314	24,222

Total nonperforming loans	$15,515	$31,360	$24,275
Foreclosed real estate and other foreclosed assets	3,222	1,940	4,201

Total nonperforming assets	$18,737	$33,300	$28,476

Ratio of total nonperforming assets to total assets	1.69%	3.26%	2.71%
Ratio of total nonperforming loans to total gross loans	1.57%	3.46%	2.62%
Ratio of allowance for loan loss to nonperforming loans	99.11%	53.96%	76.11%

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AWBC – Q2 2005 Earnings

July 21, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Six Months Ended June 30,
	2005			2004
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans, gross	$915,530	$34,496	7.60%	$882,441	$34,689	7.91%
Taxable Investments	24,137	489	4.09%	33,783	826	4.92%
Nontaxable Investments	8,712	276	6.39%	8,971	278	6.23%
Overnight deposits with other banks	1,166	31	5.36%	8,403	47	1.12%

Total earning assets	949,545	$35,292	7.50%	933,598	$35,840	7.72%

Other assets	80,379			96,424

Total assets	$1,029,924			$1,030,022

Liabilities
Interest bearing deposits	$679,334	$6,487	1.93%	$715,026	$5,703	1.60%
Borrowings	62,922	1,180	3.78%	55,968	725	2.61%

Total interest bearing liabilities	742,256	$7,667	2.08%	770,994	$6,428	1.68%

Noninterest bearing deposits	169,967			152,229
Other liabilities	8,984			7,499

Total liabilities	921,207			930,722

Stockholders’ equity	108,717			99,300

Total liabilities and stockholders’ equity	$1,029,924			$1,030,022

Net interest income and spread			5.42%			6.04%

Net interest margin to average earnings assets			5.87%			6.34%

The above table includes nonaccrual loans in the average loan balances. Tax exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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